Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

June 2, 2025
Chime Financial, Inc.
101 California Street, Suite 500
San Francisco, CA 94111
Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-287223), as amended (the “Registration Statement”), filed by Chime Financial, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 36,800,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), of which up to 30,700,765 shares will be issued and sold by the Company (including up to 4,800,000 shares issuable upon exercise of an option granted to the underwriters by the Company) and 6,099,235 shares will be sold by certain selling stockholders identified in such Registration Statement (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as Exhibit 3.2 to the Registration Statement, (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.
AUSTIN       BEIJING       BOSTON       BOULDER       BRUSSELS       HONG KONG       LONDON       LOS ANGELES       NEW YORK       PALO ALTO
SALT LAKE CITY       SAN DIEGO       SAN FRANCISCO       SEATTLE       SHANGHAI       WASHINGTON, DC       WILMINGTON, DE

Chime Financial, Inc.
June 2, 2025

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.